Exhibit 99.1

MICROVISION ANNOUNCES NASDAQ CAPITAL MARKET APPLICATION, REPLACES REGISTRATION STATEMENT, AND SCHEDULES SHAREHOLDER BUSINESS UPDATE

Company Continues Executing Lidar 2.0 Strategy Following Transformational

Acquisitions and Growing Commercial Momentum

Redmond, WA - June 12, 2026 - MicroVision, Inc., (Nasdaq: MVIS), a leader in advanced perception solutions for automotive, industrial, and security and defense applications, today announced that it has applied to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market, filed a registration statement on Form S-3 to replace an expiring shelf registration statement, and announced it will host a business update and interactive shareholder Q&A session on June 25, 2026.

The Company’s application to transfer its listing to The Nasdaq Capital Market is intended to support its request for an additional 180-day compliance period to regain compliance with Nasdaq’s minimum bid price requirement.

“As our Chairman outlined in his recent letter to shareholders, we believe transferring to The Nasdaq Capital Market positions MicroVision to receive additional time to regain compliance while maintaining our focus on executing the business,” said Glen DeVos, Chief Executive Officer of MicroVision. “This is a proactive step designed to preserve flexibility, reduce unnecessary listing risk, and allow our team to remain focused on delivering against our strategic objectives.”

The Company also announced the filing of a registration statement on Form S-3 to replace its expiring shelf registration statement. The filing does no more than maintain the Company’s ability to access its existing At-the-Market (ATM) facility, which had approximately $42 million of remaining availability as of March 31, 2026.

“Maintaining access to efficient capital markets is an important part of our financial strategy as we continue executing our growth plans,” added DeVos. “Since the beginning of 2026, we have completed two transformational acquisitions, expanded our technology portfolio, strengthened our engineering capabilities, and advanced multiple customer engagements across industrial, security and defense, and automotive markets. Preserving financial flexibility ensures we can continue building on that momentum.”

MicroVision has entered 2026 with a significantly expanded portfolio of perception technologies and a growing pipeline of commercial opportunities. Recent milestones include new customer engagements across industrial autonomy and intelligent infrastructure markets, and continued advancement of its Lidar 2.0 strategy focused on performance, scalability, and commercialization.

On June 25, 2026, the Company will host a business update and interactive Q&A session for shareholders. During the session, management will provide updates on commercial progress, strategic initiatives, product development activities, and upcoming priorities, as well as address shareholder questions related to the Company’s upcoming Annual Meeting.

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“I look forward to sharing more about the progress we’re making across the business,” said DeVos. “Our team has been executing with urgency and discipline, and we believe the foundation we have built positions MicroVision to capitalize on the next phase of growth in the lidar and perception market. We remain focused on converting opportunities into customer programs, expanding adoption of our technology, and creating long-term value for shareholders.”

Additional details regarding the June 25 business update and Q&A session will be announced next week.

About MicroVision

MicroVision is defining the next generation of lidar-based perception solutions for automotive, industrial, and security & defense markets. As the industry moves beyond proof of concept toward value, deployment, and commercialization, MicroVision delivers integrated hardware and software solutions designed for real-world performance, automotive-grade reliability, and economic scalability. With engineering centers in the U.S. and Germany, MicroVision leads the industry in depth and breadth of its portfolio, with both short- and long-range lidar solutions, featuring solid-state sensors with varying wavelengths, advanced sensor architectures, design-to-cost engineering, and open software solutions.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

Solicitation Material

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to MicroVision’s shareholders at its 2026 Annual Meeting of Shareholders seeking approval of an amendment to the certificate of incorporation to provide the Board of Directors with the right to effect a reverse stock split. In connection with the proposal, MicroVision has filed a definitive proxy statement on Schedule 14A with the SEC. Shareholders are encouraged to read the definitive proxy statement and all other relevant documents filed with the SEC when they become available because they contain important information about the proposal. Shareholders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC at the SEC’s website (www.sec.gov) or from the Company by accessing information included on the Investor Relations website (ir.microvision.com).

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Forward-Looking Statements

Certain statements contained in this release, including proposals and annual meeting outcomes; Nasdaq compliance and continued listing; market position, expectations, and likelihood of success; opportunities for customer engagement and revenue; market position; product portfolio; and access to capital and capital-raising opportunities are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

MicroVision Media Contact

Heidi Davidson

heidi@galvanizeworldwide.com

(914) 441-6862

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